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                               NONCOMPETITION AGREEMENT

                                       (Phemus)


THIS NONCOMPETITION AGREEMENT is made and entered into this 18th day of June, 1997 by and between the Todd-AO Corporation, a Delaware corporation, and Todd-AO HD, Inc., a California corporation (collectively, the "Purchaser"), and Phemus Corporation, a Massachusetts corporation ("Phemus"), with reference to the following facts:

A. Pursuant to that certain Agreement for the Purchase and Sale of Assets dated June 18, 1997 (the "Purchase Agreement"), the Purchaser is purchasing from Hollywood Digital Limited Partnership (the "Seller") all of Seller's business and assets (the "Assets") subject to certain liabilities of Seller set forth in the Purchase Agreement.

B. Phemus is a partner of Seller. The partners of Seller anticipate that the Seller will be wound up and liquidated promptly following the closing of the purchase of Seller's business and assets by the Purchaser.

C. As an inducement for Purchaser to enter into the Purchase Agreement, Phemus has agreed to enter into this Noncompetition Agreement.

D. Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, covenants and other provisions contained in the Purchase Agreement and herein, the parties agree as follows:

    1. NONCOMPETITION. Phemus agrees that after the closing Purchaser shall be entitled to the goodwill and going concern value of the Assets and to protect and preserve the same to the maximum extent permitted by law. Accordingly, Phemus agrees that it will not, at any time within the three (3) year period immediately following the Closing Date, directly or indirectly engage in, or have any interest in any person, firm, corporation, or business


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(whether as an employee, officer, director, agent, security holder, creditor, consultant, or otherwise) that engages in any activity in any of the counties of California which is attached hereto as Exhibit A, or within the greater metropolitan areas of New York City, Atlanta and London which activity is the same as, similar to, or competitive with any activity now engaged in by Seller in any of these counties or areas so long as Purchaser (or any successor) shall engage in this activity in such county or area. Nothing herein shall limit the right of Phemus as an investor directly or indirectly to hold and make investments in securities of any corporation, limited partnership, limited liability company or other business entity provided that Phemus' equity interest therein does not exceed, in the case of a corporation, either 50% of the total combined voting power or 50% of the aggregate fair market value of the outstanding shares in such corporation, and in the case of a partnership or limited liability company, either 50% of the voting power, 50% of the capital interests or 50% of the profits interests in such partnership, limited liability company or other business entity.

    2.   REMEDIES.  Phemus recognizes and agrees that a breach by Phemus of
Section 1 hereof could cause irreparable harm to Purchaser; that Purchaser's remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach, a restraining order or injunction or both may be issued against Seller in addition to any other rights and remedies which are available to Purchaser. If this Section 2 is more permissive than allowed by the laws of the jurisdiction in which Purchaser seeks enforcement hereof, this Section 2 shall be limited to the extent required to permit enforcement under such laws. Without limiting the generality of the foregoing, the parties intend that the covenants contained in Section 1 shall be construed as a series of separate covenants, one for each county specified. Except for geographical coverage, each such separate covenant shall be deemed identical in terms. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this Agreement, then such unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

    3. DISPUTE RESOLUTION. Any controversy or claim arising out of or relating to this Agreement, its enforcement or


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interpretation, shall be resolved in accordance with the dispute resolution procedure set forth in Article 17 of the Purchase Agreement.

    4. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of California applicable to agreements made and to be performed in such jurisdiction with respect to the counties of California set forth on Exhibit A, by the laws of the State of New York with respect to greater New York City, by the laws of the State of Georgia with respect to greater Atlanta, and by the laws of the United Kingdom with respect to greater London.


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    5.   SEVERABILITY.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                             "Purchaser"

                             The Todd-AO Corporation


                             By: ____________________________
                             Its: ___________________________

                             Todd-AO HD, Inc.


                             By: ____________________________
                             Its: ___________________________


                             "Phemus"

                             Phemus Corporation


                             By: ____________________________
                             Its: ___________________________



                             By: ____________________________
                             Its: ___________________________


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                                      EXHIBIT A

                                 CALIFORNIA COUNTIES

Alameda                           Sacramento
Alpine                            San Diego
Amador                            San Bernardino
Butte                             San Benito
Calaveras                         San Luis Obispo
Colusa                            San Francisco
Contra Costa                      San Joaquin
Del Norte                         San Mateo
El Dorado                         Santa Cruz
Fresno                            Santa Barbara
Glenn                             Santa Clara
Humboldt                          Shasta
Imperial                          Sierra
Inyo                              Siskiyou
Kern                              Solano
Kings                             Sonoma
Lake                              Stanislaus
Lassen                            Sutter
Los Angeles                       Tehama
Madera                            Trinity
Marin                             Tulare
Mariposa                          Tuolumne
Mendocino                         Ventura
Merced                            Yolo
Modoc                             Yuba
Mono
Monterey
Napa
Nevada
Orange
Placer
Plumas
Riverside